Exhibit 99.1
First Interstate BancSystem, Inc. Announces Quarterly Dividend
Company Release: December 7, 2010
First Interstate BancSystem, Inc.’s (Nasdaq: FIBK) Executive Committee of the Board of Directors, at a meeting held on December 6, 2010, declared a quarterly dividend of $.1125 per common share. The dividend is payable on January 17, 2011 to owners of record on January 3, 2011.
First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $7.3 billion in assets as of September 30, 2010. It is the parent company of First Interstate Bank, a community bank operating 72 offices throughout Montana, Wyoming and western South Dakota. As a recognized leader in community banking services with 22 consecutive years of profitability, First Interstate remains a family business whose culture is driven by strong family and corporate values, as well as a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services and supporting with leadership and resources, the communities it serves.
Contact:
Marcy Mutch
Investor Relations
First Interstate BancSystem, Inc.
401 North 31st Street
Billings, Montana 59116
+1 406-255-5322
investor.relations@fib.com